Exhibit 99.1

SmartRent Reports First Quarter 2026 Financial Results

Annual Recurring Revenue ("ARR") increased 9% as Units Deployed Grew 10% Year Over Year;

Company Delivers Second Straight Quarter of Positive Adjusted EBITDA and Significantly Reduced Net Loss

Phoenix, Ariz., May 6, 2026 – (BUSINESS WIRE) – SmartRent, Inc. (NYSE: SMRT) (“SmartRent” or the “Company”), a leading provider of smart communities and operations solutions for the rental housing industry, today reported financial results for the three months ended March 31, 2026.

First Quarter 2026 Highlights;

•
Total Revenue of $38.7 million was down 6% from the prior year, primarily attributable to a large hardware order which has no counterpart in the first quarter of 2026. Core Revenue of $36.6 million was essentially flat year over year, after removing the effects of non-cash hub amortization.
•
Annual Recurring Revenue ("ARR") increased by 9% year over year to $60.9 million, now representing 39% of total first quarter revenue.
•
Net loss of $4.4 million was $35.8 million lower than the prior year. The lower net loss was attributable primarily to a $24.9 million non-cash goodwill impairment charge recorded in the first quarter of 2025 as well as significantly lower direct and indirect costs resulting from the Company's ongoing productivity initiatives.
•
Adjusted EBITDA of $0.4 million, compared with $(6.4) million from the prior year. The $6.8 million year over year improvement was driven principally by ARR growth and the benefits of the Company's ongoing productivity initiatives.
•
Units Deployed Reaches 911,244 Units, up 10% year over year.
•
Company maintained a strong liquidity position, including $99 million in cash and an undrawn $75 million credit facility.

"SmartRent delivered a strong first quarter building off the momentum of the second half of 2025. We significantly reduced our net loss and delivered our second straight quarter of positive Adjusted EBITDA, fueled by efficiency gains and higher levels of recurring revenue. The first quarter of 2026 represents the third straight quarter of delivering on our commitments to our stakeholders," commented Frank Martell, President and Chief Executive Officer of SmartRent.

Martell added, "With over 600 property owners and operators utilizing SmartRent's industry leading platform and solutions, we are uniquely positioned to continue to expand our footprint and deliver strong ROI to our current and prospective customers. Over the next three quarters, we will remain laser focused on investing in our go-to-market organization as well as our technology platform and product solutions. Specifically, we are expanding our sales team, deepening account planning for key and targeted accounts, proactively renegotiating customer contracts that were designed for the Company's early-stage years and expanding our ability to address the small to medium segment of the rental housing market with our recently announced Value Added Reseller ("VAR") program."

Exhibit 99.1

Chief Financial Officer Daryl Stemm added, "Adjusted EBITDA was approximately $0.4 million, positive for the second consecutive quarter, and total gross margin expanded approximately 630 basis points year-over-year to 39.1%, primarily reflecting growth of ARR and the benefits of our ongoing cost productivity program. Our SaaS gross margin expanded to 74.5%, reflecting the operating leverage building within our recurring revenue model. We ended the first quarter with $99 million in cash, no debt and an undrawn $75 million credit facility. Despite a challenging market and macroeconomic environment, we remain confident in delivering Adjusted EBITDA profitability and positive cash flow on a full-year basis."

First Quarter 2026 Results Summary

Total revenue for the first quarter of 2026 was $38.7 million, a decrease of approximately 6% from $41.3 million in the first quarter of 2025, driven primarily by a $2.6 million decline in non-cash hub amortization revenue and a hardware revenue comparison against a particularly strong prior year quarter. Excluding hub amortization, which represents non-cash revenue associated with hubs sold in prior periods, Core Revenue for the first quarter of 2026 was approximately $36.6 million and was essentially flat compared to $36.7 million in the first quarter of 2025. We believe Core Revenue is the more representative measure of the underlying volume of the business, as it excludes non-cash revenue from hubs shipped up to four years ago.

Within the revenue mix, Hosted services revenue totaled $17.3 million comprised of $15.2 million in SaaS revenue and $2.1 million of hub amortization. SaaS Revenue grew 9% year over year to $15.2 million. Hardware revenue was $15.4 million, down 18%, from $18.8 million in the prior year first quarter, which included a particularly strong customer order that contributed to an elevated prior year comparison. Professional services revenue was $6.0 million, up 55%, from $3.9 million in the prior year.

Average Revenue Per Unit (“ARPU”) trends reflected continued stability within the installed base. SaaS ARPU was $5.63 in the first quarter of 2026 compared to $5.69 in the first quarter of 2025.

As of March 31, 2026, Units Deployed reached 911,244, an increase of 10% with 83,633 more units compared to March 31, 2025, reflecting continued expansion of our installed base. The Company had 20,662 New Units Deployed during the quarter, a 14% increase from 18,114 New Units Deployed in the prior year first quarter. Units Booked in the first quarter of 2026 totaled 16,592, representing a 9% decrease over the first quarter of 2025, reflecting the early-stage ramp of our expanding sales organization, the timing impact of ongoing contract renewal activity, and a rental housing market environment where operators have been deliberate in their capital deployment decisions.

Exhibit 99.1

Total gross profit for the first quarter of 2026 was $15.1 million, compared to $13.6 million in the first quarter of 2025, with total gross margin expanding approximately 630 basis points to 39.1% from 32.8% in the prior year first quarter. The improvement reflects the structural cost reduction actions taken in the second half of 2025, improved operating discipline and a more favorable revenue mix. SaaS gross profit was $11.3 million, an increase of approximately 15% year over year, and SaaS gross margin expanded to 74.5%, resulting from improved operating efficiency. Hosted services gross profit increased to $12.2 million from $12.1 million in the prior year first quarter, with hosted services gross margin expanding approximately 560 basis points to 70.5%, driven by SaaS revenue growth. Professional services gross profit improved to approximately $0.1 million compared to a loss of $3.4 million in the prior year first quarter, with gross margin improving more than 89 percentage points year over year, reflecting reductions in fixed costs and a shift to a more variable cost installation model. Hardware gross profit was $2.8 million compared to $4.9 million in the prior year quarter, with hardware gross margin declining due to product mix and lower shipment volume.

In the first quarter of 2026, operating expenses were $20.2 million, a 32% decrease from $29.9 million in the same quarter from the prior year primarily driven by our cost alignment initiative implemented in the second half of 2025. Net loss improved in the first quarter 2026 by $35.8 million to $4.4 million, from $40.2 million in the same quarter prior year. Adjusted EBITDA improved meaningfully by 106% to $0.4 million for the first quarter 2026, from a loss of $6.4 million in the same quarter prior year.

The Company used approximately $5.7 million of cash during the quarter and ended the quarter with a cash balance of approximately $99 million and no debt. The use of cash was primarily driven by expected payments of seasonal accounts payable and accrued compensation.

Key Operating Metrics

	For the three months ended March 31,
	2026	2025	% Change
Hardware
Hardware Units Shipped	33,466	43,418	-23%
Hardware ARPU	$460	$434	6%

Professional Services
New Units Deployed	20,662	18,114	14%
Professional Services ARPU	$378	$427	-12%

Hosted Services
Units Deployed (1)	911,244	827,611	10%
Average aggregate units deployed	901,057	818,554	10%
SaaS ARPU	$5.63	$5.69	-1%

Bookings
Units Booked	16,592	18,210	-9%
Bookings (in 000's)	$18,471	$27,180	-32%
Units Booked SaaS ARPU	$9.52	$10.28	-7%
(1) As of the last date of the quarter

Exhibit 99.1

Conference Call Information

SmartRent is hosting a conference call today, May 6, 2026, at 11:30 a.m. ET to discuss its financial results. To join the call, please register on the Company’s investor relations website here. A copy of the Company's earnings presentation is available on the Investor Relations section of SmartRent’s website.

About SmartRent

Founded in 2017, SmartRent, Inc. (NYSE: SMRT) is a leading provider of smart communities solutions and smart operations solutions to the rental housing industry. SmartRent’s end-to-end ecosystem powers smarter living and working in rental housing by automating operations, protecting assets, reducing energy consumption and more. The Company’s differentiators - purpose-built software and hardware, and end-to-end implementation and support - create an exceptional experience, with 15 of the top 20 multifamily operators and millions of users leveraging SMRT solutions daily. For more information, please visit smartrent.com.

Exhibit 99.1

Forward-Looking Statements

This press release contains forward-looking statements which address the Company's expected future business and financial performance and results, areas of focus, including our operations, approach to operational and financial discipline, cost reduction, expected growth, strategy, performance, financial review, product portfolio enhancements, expansion plans, and other future events and forward-looking statements. Forward-looking statements may contain words such as "goal," "target," "future," "estimate," "expect," "anticipate," "intend," "plan," "believe," "seek," "project," "may," "should," "will" or similar expressions. Examples of forward-looking statements include, among others, statements regarding the expected financial results, product portfolio enhancements, expansion plans and opportunities and earnings guidance related to financial and operational metrics. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among other things, our ability to: (1) accelerate adoption of our products and services; (2) anticipate the uncertainties inherent in the development of new business lines and business strategies; (3) manage risks associated with our third-party suppliers and manufacturers and partners for our products; (4) manage risks associated with adverse macroeconomic conditions, including inflation, slower growth or recession, barriers to trade, changes to fiscal and monetary policy, tighter credit, higher interest rates, high unemployment, and currency fluctuations; (5) attract, train, and retain effective officers, key employees and directors and manage risks associated with the leadership transition; (6) develop, design, manufacture, and sell products and services that are differentiated from those of competitors; (7) realize the benefits expected from our acquisitions; (8) acquire or make investments in other businesses, patents, technologies, products or services to grow the business; (9) successfully pursue, defend, resolve or anticipate the outcome of pending or future litigation matters; (10) comply with laws and regulations applicable to our business, including privacy regulations; (11) realize the benefits expected from our stock repurchase program; and (12) maintain key strategic relationships with partners and distributors. The forward-looking statements herein represent the judgment of the Company, as of the date of this release, and SmartRent disclaims any intent or obligation to update forward-looking statements. This press release should be read in conjunction with the information included in the Company's other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand the Company's reported financial results and our business outlook for future periods.

Use of Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with GAAP, SmartRent also discloses certain non-GAAP financial measures in this press release, including EBITDA, Adjusted EBITDA and Core Revenue. These financial measures are not recognized measures under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures - these non-GAAP financial measures are not intended to supersede or replace our GAAP results.

Exhibit 99.1

We define EBITDA as net income (loss) computed in accordance with GAAP before interest income, net, income tax expense (benefit) and depreciation and amortization. We define Adjusted EBITDA as EBITDA before expenses related to non-recurring legal matters, stock-based compensation expense, impairment of investment in non-affiliate, goodwill impairment, non-recurring warranty provisions, other acquisition expenses, and other expenses caused by non-recurring, or unusual, events that are not indicative of our ongoing business.

We define Core Revenue as total revenue excluding hub amortization.

EBITDA, Adjusted EBITDA and Core Revenue may be determined or calculated differently by other companies. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

EBITDA, Adjusted EBITDA and Core Revenue are not used as measures of SmartRent’s liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP.

SmartRent’s management uses EBITDA and Adjusted EBITDA in a number of ways to assess the Company’s financial and operating performance and believes that these measures provide useful information to investors regarding financial and business trends related to SmartRent’s results of operations. EBITDA and Adjusted EBITDA are also used to identify certain expenses and make decisions designed to help SmartRent meet its identified financial and operational goals and to optimize its financial performance, while neutralizing the impact of some expenses included in our operating results which could otherwise mask underlying trends in its business. SmartRent’s management believes that investors are provided with a more meaningful understanding of SmartRent’s ongoing operating performance when non-GAAP financial information is viewed with GAAP financial information.

SmartRent's management believes Core Revenue more accurately reflects the underlying volume of the business as it excludes non-cash revenue from hubs shipped in prior years.

Financial and Operating Metrics Defined

SmartRent regularly monitors several financial and operating metrics including the following which the Company believes are key measures of its growth, to evaluate its operating performance, identify trends affecting its business, formulate business plans, measure its progress, and make strategic decisions. These metrics may not provide accurate predictions of future GAAP financial results.

Units Deployed is defined as the aggregate number of Hub Devices that have been installed (including customer self-installations) and have an active subscription as of a stated measurement date.

New Units Deployed is defined as the aggregate number of Hub Devices that were installed (including customer self-installations) and resulted in a new active subscription during a stated measurement period.

Units Shipped is defined as the aggregate number of Hub Devices that have been shipped to customers during a stated measurement period.

Exhibit 99.1

Units Booked is defined as the aggregate number of Hub Device units subject to binding orders executed during a stated measurement period that are expected to result in a New Unit Deployed. The Company utilizes the concept of Units Booked to measure estimated near-term resource demand and the resulting approximate range of post-delivery revenue that it will earn and record. Units Booked represent binding orders only.

Bookings represent the contract value of hardware, professional services, and the first year of ARR for binding orders executed during a stated measurement period, including renewals and upgrades.

Annual Recurring Revenue (“ARR”) is defined as the annualized value of our SaaS Revenue earned in the current quarter, which we calculate by taking the total amount of SaaS Revenue in the current quarter and multiplying that amount by four.

SaaS Revenue is defined as subscription revenue from fees paid by customers for access to one or more of SmartRent's software applications, including access controls, asset monitoring and related services, and our Community WiFi solution.

Average Revenue per Unit (“ARPU”) is used to assess the growth and health of the overall business and reflects our ability to acquire, retain, engage and monetize our customers, and thereby drive revenue. Each revenue stream ARPU is calculated as follows:

Hardware ARPU is total hardware revenue during a given period divided by the total Units Shipped during the same period.

Professional Services ARPU is total professional services revenue during a given period divided by the total New Units Deployed, excluding customer self-installations, during the same period.

SaaS ARPU is total SaaS Revenue during a given period divided by the average aggregate Units Deployed in the same period divided by the number of months in the period.

Units Booked SaaS ARPU is the first year ARR for binding orders with Units Booked executed during the stated measurement period divided by the total Units Booked in the same period divided by the number of months in the period.

Property Net Revenue Retention is defined as SaaS Revenue at the end of the current period related to properties which had SaaS Revenue at the end of the same period in the prior year, divided by SaaS Revenue at the end of the same period in the prior year for those same properties. Property Net Revenue Retention includes additions to revenue from price increases on existing products, additions of new products at existing properties and transfers of ownership, offset by any reductions in revenue caused by cancellations or downgrades.

Customer Net Revenue Retention is defined as SaaS Revenue at the end of the current period related to customers which had SaaS Revenue at the end of the same period in the prior year, divided by SaaS Revenue at the end of the same period in the prior year for those same customers. A customer with SaaS Revenue is defined as an entity that has an active subscription during the stated period. Customer Net Revenue Retention includes additions to revenue from transfers of ownership, price increases on existing products and additions of new products at existing properties, offset by any reductions in revenue caused by cancellations or downgrades.

Exhibit 99.1

Customer Churn is defined as cancelled deployed units during the measurement period divided by Units Deployed as of the beginning of the measurement period.

Exhibit 99.1

SMARTRENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

	For the three months ended March 31,
	2026	2025
Revenue
Hardware	$15,381	$18,830
Professional services	6,033	3,893
Hosted services	17,269	18,621
Total revenue	38,683	41,344

Cost of revenue
Hardware	12,576	13,960
Professional services	5,898	7,293
Hosted services	5,088	6,529
Total cost of revenue	23,562	27,782

Operating expense
Research and development	6,146	8,258
Sales and marketing	4,446	4,770
General and administrative	9,623	16,894
Total operating expense	20,215	29,922

Impairment charge	-	24,929

Loss from operations	(5,094)	(41,289)

Interest income	860	1,303
Interest expense	(99)	(103)
Other (expense) income, net	(75)	13
Loss before income taxes	(4,408)	(40,076)

Income tax expense	40	108
Net loss	(4,448)	(40,184)
Other comprehensive loss
Foreign currency translation adjustment	(467)	88
Comprehensive loss	(4,915)	(40,096)
Net loss per common share
Basic and diluted	$(0.02)	$(0.21)
Weighted-average number of shares used in computing net loss per share
Basic and diluted	191,654	192,419

Exhibit 99.1

SMARTRENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of
	March 31, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$98,821	$104,550
Accounts receivable, net	36,753	47,401
Inventory	24,397	26,670
Deferred cost of revenue, current portion	1,861	3,068
Prepaid expenses and other current assets	6,742	6,189
Total current assets	168,574	187,878
Property and equipment, net	4,861	5,121
Deferred cost of revenue	46	121
Goodwill	92,339	92,339
Intangible assets, net	18,533	19,501
Other long-term assets	15,883	15,965
Total assets	$300,236	$320,925

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,550	$13,012
Accrued expenses and other current liabilities	9,249	14,040
Deferred revenue, current portion	24,920	32,966
Total current liabilities	42,719	60,018
Deferred revenue	21,368	22,968
Other long-term liabilities	5,475	5,800
Total liabilities	69,562	88,786

Commitments and contingencies
Convertible preferred stock, $0.0001 par value; 50,000 shares authorized as of March 31, 2026 and December 31, 2025; no shares of preferred stock issued and outstanding as of March 31, 2026 and December 31, 2025	-	-

Stockholders' equity
Class A common stock, $0.0001 par value; 500,000 shares authorized as of March 31, 2026 and December 31, 2025, respectively; 192,721 and 189,677 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	19	19
Additional paid-in capital	648,501	645,051
Accumulated deficit	(417,742)	(413,294)
Accumulated other comprehensive loss	(104)	363
Total stockholders' equity	230,674	232,139
Total liabilities, convertible preferred stock and stockholders' equity	$300,236	$320,925

Exhibit 99.1

SMARTRENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the three months ended March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,448)	$(40,184)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	2,223	1,943
Goodwill impairment	-	24,929
(Recovery of) provision for warranty expense	(192)	161
Non-cash lease expense	111	297
Stock-based compensation	3,057	2,836
Non-cash interest expense	34	36
(Recovery of) provision for excess and obsolete inventory	(241)	207
(Recovery of) provision for expected credit losses	(196)	167
Change in operating assets and liabilities
Accounts receivable	10,754	9,424
Inventory	2,499	1,885
Deferred cost of revenue	1,283	2,841
Prepaid expenses and other assets	(559)	(380)
Accounts payable	(4,452)	2,540
Accrued expenses and other liabilities	(4,473)	(2,615)
Deferred revenue	(9,644)	(16,071)
Lease liabilities	(299)	(185)
Net cash used in operating activities	(4,543)	(12,169)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(30)	(2,180)
Capitalized software costs	(1,058)	(1,289)
Net cash used in investing activities	(1,088)	(3,469)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments for repurchases of Class A common stock	-	(1,202)
Proceeds from options exercise	856	-
Proceeds from ESPP purchases	96	175
Taxes paid related to net share settlements of stock-based compensation awards	(559)	(478)
Net cash provided by (used in) financing activities	393	(1,505)
Effect of exchange rate changes on cash and cash equivalents	(491)	261
Net decrease in cash and cash equivalents	(5,729)	(16,882)
Cash and cash equivalents - beginning of period	104,550	142,482
Cash and cash equivalents - end of period	$98,821	$125,600

Reconciliation of cash and cash equivalents to the condensed consolidated balance sheets
Cash and cash equivalents	$98,821	$125,600
Total cash and cash equivalents	$98,821	$125,600

Exhibit 99.1

SMARTRENT, INC.

RECONCILIATION OF NON-GAAP MEASURES

	For the three months ended March 31,
	2026	2025
	(dollars in thousands)
Net loss	$(4,448)	$(40,184)
Interest income, net	(761)	(1,200)
Income tax expense	40	108
Depreciation and amortization	2,223	1,943
EBITDA	(2,946)	(39,333)
Legal matters	37	5,105
Stock-based compensation	3,057	2,836
Goodwill impairment	-	24,929
Non-recurring warranty provision	-	(150)
Other acquisition expenses	-	52
Other non-operating expenses	226	189
Adjusted EBITDA	$374	$(6,372)

	For the three months ended March 31,
	2026	2025
	(dollars in thousands)
Total revenue	$38,683	$41,344
Hub amortization revenue	(2,050)	(4,658)
Total core revenue	$36,633	$36,686

Investor Contact

Kelly Reisdorf
Head of Investor Relations

investors@smartrent.com

Media Contact

Amanda Chavez
Vice President, Corporate Communications
media@smartrent.com